(Company Logo)

                             NATIONAL BANK OF CANADA

       350 Burnhamthorpe Road West, Suite 216, Mississauga, Ontario L5B3J1
                           Telephone: (905) 276-9464
                              Fax: (905) 276-1750


Commercial Banking Centre


May 28, 1996

Sirco International (Canada) Ltd.
1321 Blundell Road
Mississauga, Ontario
L4Y 1M6

ATTENTION: Mr. Doug Turner, President

Dear Sirs:

We are pleased to inform you that the National Bank of Canada (hereinafter called the "Bank") agrees to make available to Sirco International (Canada) Ltd. (hereinafter called the "Borrower") the following credit facilities subject to the ensuing terms and conditions:

AMOUNT:

           A. $1,200,000 by way of an Operating Loan on a revolving demand loan agreement and/or Letters of Credit.

           B. $26,293 by way of a non-revolving demand loan.

           C. $483,447 by way of a non-revolving term loan.

           D. $150,000 by way of a Foreign Exchange Limit with net risk of 10% i.e. at any time, the total foreign exchange contracts outstanding may not exceed the Canadian equivalent of $1,500,000.

PURPOSE:

           A. To finance day to day operations.

           B&C. To payout and consolidate an existing commercial mortgage with Royal Trust, and a term loan with the CIBC.

           D. To purchase United States dollar foreign exchange contracts. The equivalent of Canadian $25,000 is required to obtain an exchange contract. Applicable term will be from a minimum of 1 day to a maximum of 1 year.

INTEREST RATE:

           A. Prime Rate of National Bank of Canada plus 1.25%, that is 7.75% as at May 28, 1996, calculated daily and paid monthly in arrears. Prime Rate is defined as the rate as established from time to time by the Bank for Canadian dollar loans in Canada.

           B. Prime rate of National Bank of Canada plus 1.50%, that is 8.00% as at May 28, 1996, calculated daily and paid monthly in arrears. Prime Rate is defined as the rate as established from time to time by the Bank for Canadian dollar loans in Canada.

           C. The Bank's cost of funds for fixed rate term loans +2.00%, that is 10.25% for the current 5 year term ending in July 2000.

           D. As quoted by International Dept., National Bank of Canada at date of booking.

REPAYMENT: On Demand

           A. To revolve in multiples of $50,000

           B. Monthly principal payments of $10,000 plus interest, 3 payments remaining.

           C. Monthly blended payments of $4,810; 240 month amortization, 230 payments remaining.

           D. According to the specified maturity date.

DEMAND NATURE OF
THE FACILITIES:

           The Borrower and the Guarantors acknowledge and agree that notwith-standing anything contained herein to the contrary these facilities constitute Demand Loans and as such, are due and payable at any time at the sole discretion of the Bank.

MARGIN AVAILABILITY:

           Operating advances and Letters of Credit outstanding shall be limited to the lesser of $1,200,000 or the aggregrate of the following:

           a. 85% of good quality Canadian accounts receivable for "Major Retailers" (as approved by the Bank, see below), plus 65% of good quality Canadian accounts receivable for those Bank approved customers offered Future dating terms (see approved list below), plus 60% of all other good quality Canadian accounts receivable, excluding contra accounts and intercompany accounts, doubtful accounts, and those aged 60 days and over, plus

           b. 50% of all Letters of Credit outstanding and all current seasons finished goods inventory, plus 25% of all finished goods inventory for the prior 2 seasons excluding handbags, combined capped at an overall maximum of $450,000: less;

           c. all claims which rank prior to the Bank's security (i.e. deductions sources, GST, etc.).

           Major retailers:  Bay, Costco, Eaton's,  Sears, Zellers.
           Acceptable Future dating customers: Jovin, Pelle Imports, Access Leather and all major retailers.

SECURITY:

           All legal and other documentation to be in a form and content satisfactory to the Bank and its solicitors and is to be supported by all usual representations and opinions to confirm its enforceability. To include but not limited to:

           1. General  Assignment  of Book Debts,  registered in Ontario and all
           other  applicable  jurisdictions,   providing  a  first  charge  over
           accounts and other receivables.

           2. Pledge of Inventory under Section 427 of the Bank Act providing a first charge over inventory.

           3. Assignment of sufficient fire insurance to protect the Bank's interest.

           4. General Security Agreement providing a first floating and fixed charge over all assets of the Borrower.

           5. Subordination and Postponement of Claim to the Bank of all loans, advances and accrued interest payable to shareholder(s).

           6. A first fixed and floating charge Debenture in the amount of $1,500,000 over the real property located at 1321 Blundell Road, Mississauga accompanied by appropriate pledge agreement.

           7. General Assignment of Rents and Leases.

           8. Licensing agreement with Airway Industries, together with side agreement between Airway and the Bank.

FINANCIAL COVENANTS:

           1. Current Ratio: The ratio of Current Assets to Current Liabilities will not be less than 1.50 at anytime. Current Assets shall exclude any intercompany advances,deferred costs, or any other assets of doubtful or intangible nature.

           2. Debt to Equity Ratio: The ratio of Debt to Equity will not be more than 1.50 at any time. Debt shall be defined as total liabilities less any shareholder loans postponed to the Bank, less deferred income taxes. Equity shall be defined as Share Captial plus year end Retained Earnings plus year to date net income after tax plus any shareholders' loans postponed to the Bank, less any deferred expenditures, loans to officers, directors, or shareholders, or intercompany advances and any other assets of doubtful value.

           3. Debt Service Coverage: The ratio of Net Cash Flow to Debt Service shall be a minimum of 1.20. Net Cash flow shall be defined as the Income After Tax plus deferred taxes, depreciation, any other non-cash expenditures not funded by debt. Debt Service shall be defined as all debt principal payments plus all shareholder loan payments plus all cash interest expense.

           4. Parent renumeration, whether a repayment of the parent company advance or a bonus/dividend, is prohibited without the prior written consent of the Bank. Notwithstanding, beginning July 31, 1996, but subject to ongoing compliance with all other covenants, the postponed shareholder loans may be repaid $30,000 per month.

REPORTING CONDITIONS:

           1. Within 25 days of each month-end, the Borrower shall provide the following information on Bank documents, signed by the appropriate authorized officer of the Borrower:

           a. monthly accounts receivable listing classified according to age;
           b. inventory declaration;
           c. borrowing base certificate;
           d. open order summary;
           e. internally prepared income statement and balance sheet as compared against last year actual and current year to date budget.


           2. The Borrower agrees to submit to the Bank its annual audited financial statements within 90 days of the end of its fiscal year.

           3. The Borrower agrees to submit to the Bank its annual budget including budgeted monthly balance sheet, income statement, and cash flow within 90 days of its fiscal year end.

OTHER CONDITIONS:

           1. All legal and registration fees incurred to prepare, execute and maintain legal documents will be assumed by the Borrower.

           2. The cost of all appraisals and environmental reports requested by the Bank are the responsibility of the Borrower.

           3. The Bank reserves the right to request appropriate annual financial statements or quarterly financial statements at any time and whenever it deems it appropriate. This information may be required on a continuous basis or for a specific period or periods and must always be to the Bank's satisfaction.

           4. The  ownership  structure  of the  company  shall  not be  altered
           without  the  Bank's  prior  written   consent  which  shall  not  be
           unreasonably withheld.

           5. The nature of the Borrower's business shall not be substantially changed without the Bank's prior written consent which shall not be unreasonably withheld.

           6. The renewed licensing agreement with Airway Industries is to be submitted to the Bank no later than August 31, 1996 so that it may be reviewed and deemed satisfactory by the Bank's legal counsel. In addition, Airway Industries Inc. will agree in writing to:

           (i) provide the Bank notice in the event the agreement is to be terminated; and
           (ii) enable the Bank to dispose of the inventory in the event it chooses to realize on its security.

FEES:

           1. Review fee of $3,500 which is payable upon acceptance of this Offer Letter.

           2. $75 monthly management fee to review the monthly reporting package; margin the account and process note rollovers.

ENVIRONMENTAL
MATTERS:

           1. The Borrower and the Guarantors represent and warrant that the owner of the subject property has complied and is complying in all respects with all applicable laws relating to the environment, that no contaminants, pollutants or other hazardous substances (including, without limitation, asbestos, products containing urea formaldehyde or polychlorinated biphenyl or any radioactive substances) have been or are now stored or located at the subject property, that no order, approval, direction or other government or regulatory notice relating to the environment has been threatened against, is pending or has been issued with respect to the subject property or the operations of the business being conducted at the subject property, and that none of them is aware of any pending or threatened action, suit or proceedings relating to any actual or alleged environmental violation from or at the subject property.

           2. The Borrower and Guarantors shall permit the Lender to conduct, at the Borrower's expense, such test, inspections and environmental audits as may be required by the Lender including without limitation, the right to take soil samples from the subject property and the right to review and photocopy all records relating to the subject property or the business or operations now or herinbefore conducted at the subject property in order to attempt to corroborate the veracity of the aforementioned representations and warranties.

           3. The Borrower and Guarantors agree to pay the cost of all environmental audits which may be deemed necessary by the Bank.

           4. The Borrower and Guarantors agree to deliver to the Bank documents guaranteeing compliance and showing that the land and buildings are not contaminated by hazardous materials.

           5. The Borrower and Guarantors certify that past and present owners have not violated environmental law and regulations and that, to the best of their knowledge, no proceedings have been or are being instituted to make him comply with environmental laws and regulations.

           6. The Borrower and Guarantors agree to comply with and respect any and all environmental laws and regulations.

           7. The Borrower and Guarantors agree to maintain a system or mechanism through which the emission or release of contaminants can be controlled in compliance with laws and regulations.

           8. The Borrower and Guarantors agree to periodically provide the Bank with a summary report stating the Borrower's status with regard to environmental laws and regulations, such as confirmation of the renewal of permits, certificates of compliance and the proper applicaton of control procedures.

           9. The Borrower and Guarantors agree to indemnify the Bank for all decontamination costs or for damages incurred by the Bank or its agents as a result of such contamination.

           10. The loan shall be disbursed upon performance and/or completion of the above conditions to the Bank's satisfaction.

           11. In the event any environmental report shows that a decontamination is required the Borrower and Guarantors undertake to carry out decontamination at their own expense should this be
           required   or   requested.   However,   the   undertaking   of   such
           decontamination shall not guarantee that the Bank will make any disbursements. All the other conditions stipulated in this Offer of Finance shall be performed to the Bank's satisfaction.

ACKNOWLEDGEMENT
ON NON MERGER:

           The terms and conditions contained in this Offer to Finance shall not merge upon the execution and delivery of the security documentation referred to herein but shall at all times remain in full force and effect. The events of default as stated herein (if applicable), shall be in addition to and not restrict in any way whatsoever the events of default as stated in the security documents.

ANNUAL REVIEW:

           To be reviewed at least annually, and in any event not later than Marh 31, 1997.

OTHER:

           The Borrower agrees to keep the contents of this Letter strictly confidential.

If these conditions are acceptable to you, please indicate your acceptance thereof by signing and returning a copy of this letter to the Bank before June 7, 1996, after which time this offer is null and void.

Yours truly,

/s/ W. WYSOCZANKSKYJ                                          /s/ R. A. GARRARD
W. Wysoczanskyj                                               R.A. Garrard
Account Manager                                               Senior Manager

ACCEPTANCE:

WE ACCEPT THE TERMS AND CONDITIONS OUTLINED HEREIN THIS 4TH DAY OF JUNE, 1996. SIRCO INTERNATIONAL (CANADA) LIMITED.

Per:                                                          Per:
/s/ DOUG TURNER                                               /s/ MARIE WEICHEL
Doug Turner                                                   Marie Weichel
President                                                     Office Manager